AGREEMENT

THIS AGREEMENT is made effective as of January 30, 2009 between and among the following:

(a) Daniel K. Donkel ("Donkel") and Samuel H. Cade ("Cade"); and

(b) Fox Petroleum (Alaska), Inc. ("Fox").

Recitals:

A. On January 30, 2009, Fox notified Donkel and Cade of its intent not to pay the annual rental payments due and owing to the State of Alaska, on or before February 1, 2009, with respect to various State of Alaska Oil and Gas Leases described on attached Exhibit "A" ("Leases") in the aggregate amount of $64,980.00;

B. In order to preserve ownership of the Leases, Donkel and Cade have agreed to undertake best efforts to provide funds to pay the annual lease payments due on the Leases, all in accordance with the terms and conditions set forth herein.

In consideration of the mutual benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Donkel and Cade agree to use best efforts, without guarantee and with no assurances whatsoever, to provide funds in sufficient amount to be able to pay in full the annual rental payments due on the Leases on or before the deadline for such payment. Donkel and Cade shall provide notice to Fox of the amounts which are advanced to pay annual rentals payments and on which Leases such payments were made. Fox will cooperate and do such other things as may be necessary to provide sufficient instructions, reasonable and diligent assistance and take any other reasonable actions as may be necessary to support and further the efforts of Donkel and Cade to make annual lease payments as provided for herein.

2. Fox agrees to repay, on or before Monday, March 2, 2009, any and all amounts advanced by Donkel and/or Cade to pay annual rental payments on the Leases as provided for in paragraph 1 above, together with interest at the rate of eighteen percent per annum. Donkel and/or Case will provide appropriate wire transfer instructions to Fox to insure timely repayment by Fox.

3. As security for repayment of amounts advanced by Donkel and/or Cade, Fox hereby grants to Donkel and Cade a lien, security interest in, and otherwise pledges, all of its right, title and interest in and to each of the subject Leases on which the annual rental payment has been made as provided for herein. Fox represents that it owns 100% undivided working interest in each Lease, which are subject to a 16.66667% State of Alaska royalty and a 5% overriding royalty owned by Donkel (25%) and Cade (75%).

Fox further represents and warrants that its undivided working interest ownership in each Lease is free and clear of any liens, encumbrances or any other claims.

4. In the event that it fails to repay all amounts advanced by Donkel and/or Cade by Monday, March 2, 2009, Fox covenants and agrees that it shall promptly transfer and assign to Donkel (25%) and Cade (75%) all of its right, title and interest in and to the subject Leases on which annual rental payments have been paid from monies advanced by Donkel and Cade. In connection with such conveyance, Fox shall promptly execute and deliver to Donkel and Cade fully executed and notarized Lease Assignments, in form approved by the State of Alaska, for each of the subject Leases. Fox acknowledges and agrees that the foregoing conveyance obligation shall be specifically enforceable and binding upon it.

5. In the event of breach of the terms of this agreement, the non-breaching party shall have all rights and remedies available under law or in equity including, as set forth herein, the right to specifically enforce the conveyance obligation as set forth herein. In the event of any litigation by Donkel and Cade concerning enforcement of, or remedies under, the terms of this agreement, Donkel and Cade shall be awarded its costs and expenses, including reasonable attorney's fees.

6. The provisions hereof embody the entire agreement and understanding between the parties concerning the subject matter hereof. All of the provisions hereof shall be binding upon the parties hereto and their respective successors and assigns. This agreement shall be construed and interpreted in accordance with the laws of the State of Alaska. Notwithstanding anything stated herein to the contrary, Donkel and Cade reserve any and all other claims and/or remedies available at law or in equity arising from, or contained with, any other agreements between Fox and them.

7. This agreement may be executed by signing the original or a counterpart thereof. If this agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all the Parties had signed the same instrument. This agreement may be executed by telefax signature which shall be valid and binding as original signatures for all purposes (evidentiary or otherwise).

8. Upon its execution of this agreement, Fox shall immediately return an executed copy of the agreement by FAX and/or email to Donkel and Cade and their counsel, Patrick J. Russell, Esq., as follows:

To Donkel:	FAX Numbers:	(303) 279 8233 (Attn: Jerry Hodgden) (386) 252-3792 (Attn: Dan Donkel)
	Email address:	ddonkel@cfl.rr.com geodogs@comcast.net
To Cade:	FAX Number:	(972) 508-0022
	Email address:	overflowscade@aol.net

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To Patrick J. Russell: FAX Number: (303) 893-8332
Email address: prussell@allen-vellone.com

9. If this agreement is not fully executed by all signatory parties hereto with receipt of signatures by all parties by no later than 5:00 pm CDT on Sunday, February 1, 2009, then this agreement shall be null and void and the parties hereto shall have no further rights or obligations hereunder.

If this document correctly sets forth the agreement and understanding between the parties hereto, please evidence approval and agreement by executing at the space provided for below and returning an original executed copy of the same in accordance with the procedures set forth in paragraph 8 above. By signing this document the parties represent and warrant to the other parties that they have the appropriate authority to sign this document on behalf of the party they are signing for.

AGREED TO AND ACCEPTED effective as of the 30th day of January, 2009.

____
Daniel K. Donkel

____
Samuel H. Cade

FOX PETRELOUM (ALASKA), INC.

By ______________________ 30th JANUARY 2009
Its ______________________

EXHIBIT "A"

Attached to and made a part of the Agreement dated effective as of January 30, 2009, by and among Daniel K. Donkel, Samuel H. Cade, and Fox Petroleum (Alaska), Inc.

ALASKA LEASES

ADL Lease No	Acres	Annual Rental Amt	Rental Payment Date
390939	5,701	$11,402	2/1/2009
390991	2,533	$5,066	2/1/2009
390992	2,544	$5,088	2/1/2009
390993	2,560	$5,120	2/1/2009
390994	2,560	$5,120	2/1/2009
390995	1,280	$2,560	2/1/2009
390996	2,560	$5,120	2/1/2009
391017	2,560	$5,120	2/1/2009
391018	2,560	$5,120	2/1/2009
391019	2,560	$5,120	2/1/2009
391020	2,560	$5,120	2/1/2009
391021	2,512	$5,024	2/1/2009
	32,490	$64,980	

For further information concerning any of the foregoing Leases, see the Division of Oil and Gas, Alaska Department of Natural Resources website (www.dog.dnr.state.ak.us/oil/) and the Lease Abstract information available through that website.